Exhibit 10.3
Warrant Transaction

Date:	June 18, 2007

To:	VeriFone Holdings, Inc.
2099 Gateway Place, Suite 600
San Jose, CA 95110
Attention: Barry Zwarenstein, Executive Vice President and Chief Financial Officer

From:	Lehman Brothers Inc., acting as Agent
Lehman Brothers OTC Derivatives Inc., acting as Principal
Andrew Yare — Transaction Management Group
Facsimile: 646-885-9546 (United States of America)
Telephone: 212-526-9986

Ref. Numbers:	Global Deal ID: 3000789
Dear Sir or Madam:
The purpose of this communication (this “Confirmation”) is to confirm the terms and conditions of the above-referenced transaction (the “Transaction”) entered into between Lehman Brothers OTC Derivatives Inc. (“Party A”) and VeriFone Holdings, Inc. (“Party B”) on the Trade Date specified below. This Confirmation constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below. This Confirmation is sent on behalf of both Party A and Lehman Brothers Inc. (“LBI”). Lehman Brothers OTC Derivatives Inc. is not a member of the Securities Investor Protection Corporation.
This Confirmation evidences a complete and binding agreement between Party A and Party B as to the terms of the Transaction to which this Confirmation relates. This Confirmation supplements, forms part of, and is subject to an agreement in the form of the 1992 ISDA Master Agreement (Multicurrency—Cross Border) (the “Agreement”) as if we had executed an agreement in such form (but without any Schedule except for the elections set forth herein) on the Trade Date specified below. In the event of any inconsistency between the provisions of the Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction. For the avoidance of doubt, the Transaction shall be the only transaction under the Agreement.
The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”) and the 2000 ISDA Definitions (the “Swap Definitions”, and, together with the Equity Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. References herein to “Transaction” shall be deemed references to (i) “Swap Transaction” for purposes of the Swap Definitions and (ii) Share Option Transaction for purposes of the Equity Definitions. In the event of any inconsistency between the Equity Definitions and the Swap Definitions, the Equity Definitions will govern. In the event of any inconsistency between either set of Definitions and this Confirmation, this Confirmation will govern. For purposes of the Equity Definitions, each reference herein to a Warrant shall be deemed to be a reference to a Call Option or an Option, as the context requires.
The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:
Agent:	LBI is acting as agent on behalf of Party A and Party B for the Transaction. LBI has no obligations, by guarantee, endorsement or otherwise, with respect to the performance of the Transaction by either party.

Trade Date:	June 18, 2007
Lehman Brothers
745 SEVENTH AVENUE,
NEW YORK NY 10019

Effective Date:	June 22, 2007

Components:	The Transaction will be divided into individual Components, each with the terms set forth in this Confirmation, and, in particular, with the Number of Warrants and Expiration Date set forth in this Confirmation. The payments and deliveries to be made upon settlement of the Transaction will be determined separately for each Component as if each Component were a separate Transaction under the Agreement.

Warrant Style:	European

Warrant Type:	Call

Seller:	Party B

Buyer:	Party A

Shares:	The common stock of Party B, par value USD 0.01 per share (Ticker Symbol: PAY).

Number of Warrants:	For each Component of the Transaction, as provided in a schedule (the “Schedule”) delivered by Party A to Party B contemporaneously with the execution of this Confirmation.

Warrant Entitlement:	One (1) Share per Warrant.

Number of Shares:	The number of Shares obtained by multiplying the Number of Warrants by the Warrant Entitlement.

Strike Price:	The greater of (i) USD 62.356 and (ii) 1.70 times the average of the volume weighted average prices per Share for each of the fifteen Trading Days commencing on November 28, 2007 (as published by Bloomberg on Bloomberg page “PAY.N <Equity> AQR” (or any successor thereto) at 4:15 P.M. New York City time on such Trading Day, or, in the event such price is not so reported on such Trading Day for any reason, as determined in good faith by the Calculation Agent in a commercially reasonable manner and, to the extent practicable, based on a volume weighted average price methodology).

Trading Day:	A Scheduled Trading Day that is not a Disrupted Day.

Premium:	USD 13,560,000

Premium Payment Date:	The Effective Date.

Exchange:	New York Stock Exchange

Related Exchange(s):	All Exchanges

Procedures for Exercise:
In respect of any Component:

Expiration Time:	The Valuation Time

Expiration Date:	As provided in the Schedule (or, if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day that is not already an Expiration Date for another Component); provided that if that date is a Disrupted Day, the Expiration Date for such Component shall be the first succeeding Scheduled Trading Day that is not a Disrupted Day and is not or is not deemed to be an Expiration Date in respect of any other Component of the Transaction hereunder; and provided, further that if the Expiration Date has not occurred pursuant to the preceding proviso as
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of the Final Disruption Date, the Final Disruption Date shall be the Expiration Date (irrespective of whether such date is a Disrupted Day or an Expiration Date in respect of any other Component for the Transaction) and the Settlement Price for the Final Disruption Date shall be determined by the Calculation Agent in a commercially reasonable manner based on a volume weighted average price methodology. Notwithstanding the foregoing and anything to the contrary in the Equity Definitions, if a Market Disruption Event occurs on any Expiration Date, the Calculation Agent may determine that such Expiration Date is a Disrupted Day only in part, in which case the Calculation Agent shall make adjustments to the Number of Warrants for the relevant Component for which such day shall be the Expiration Date and shall designate the Scheduled Trading Day determined in the manner described in the immediately preceding sentence as the Expiration Date for the remaining Warrants for such Component. Section 6.6 of the Equity Definitions shall not apply to any Valuation Date occurring on an Expiration Date.

Exercise Date:	Each Expiration Date.

Automatic Exercise:	Applicable with respect to the Warrants included in any Component; provided that Section 3.4(b) of the Equity Definitions shall apply to Cash Settlement and Net Share Settlement; provided further that “In-the-Money” means the Settlement Price is greater than the Strike Price.

Disrupted Day:	The definition of “Disrupted Day” in Section 6.4 of the Equity Definitions shall be amended by adding the following sentence after the first sentence: “A Scheduled Trading Day on which a Related Exchange fails to open for trading during its regular trading session will not be a Disrupted Day if the Calculation Agent determines that such failure will not have a material impact on Party A’s ability to unwind any hedging transactions related to the Transaction.”

Final Disruption Date:	February 25, 2014

Market Disruption Event:	Section 6.3(a) of the Equity Definitions is hereby amended by deleting the words “during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be,” in clause (ii) thereof, and by amending and restating clause (iii) thereof in its entirety to read as follows: “(iii) an Early Closure that the Calculation Agent determines is material.”

Settlement Terms:

In respect of any Component:

Settlement Currency:	USD

Settlement Method Election:	Applicable; provided that the same Settlement Method shall apply to all Components; and provided further that references in the Equity Definitions to “Physical Settlement” shall be deemed to be references to “Net Share Settlement” as defined herein; and provided further that Party B may elect Cash Settlement only if at the time of such election it provides to Party A a written statement that the representations contained in paragraphs (f) and (h) of “Additional Representations, Warranties and Agreements of Party B:” below are true and correct as of and as if made on the date of such election.
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Electing Party:	Party B

Settlement Method Election Date:	Five Scheduled Trading Days prior to, and including, the scheduled Expiration Date for the Component with the earliest scheduled Expiration Date.

Default Settlement Method:	Net Share Settlement

Settlement Price:	For any Valuation Date, the volume weighted average price per Share for all Rule 10b-18 eligible transactions on the Exchange in the Shares for such Valuation Date (without regard to pre-open or after hours trading outside of any regular trading session), as published by Bloomberg on Bloomberg page “PAY.N <Equity> AQR_SEC” at 4:15 P.M. New York City time on such Valuation Date, or, in the event such price is not so reported on such Valuation Date for any reason, as determined in good faith by the Calculation Agent in a commercially reasonable manner and, to the extent practicable, based on a volume weighted average price methodology.

Cash Settlement Terms:

In respect of any Component:

Settlement Currency:	USD

Cash Settlement Payment Date:	With respect to each Valuation Date, three (3) full Exchange Business Days after the final Valuation Date.

Net Share Settlement Terms:

In respect of any Component:

Net Share Settlement:	In the event that Party B elects to settle this Transaction by Net Share Settlement, on each Settlement Date, Party B will deliver to Party A the Net Share Amount for such Settlement Date (rounded down to the nearest whole Share) and will pay to Party A the Fractional Share Amount, if any, in respect of the Net Share Amount.

The provisions of Sections 9.1(c), 9.8, 9.9, 9.10, 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws as a result of the fact that Party B is the Issuer of the Shares) and 9.12 of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-Settled” shall be read as references to “Net Share Settled”. “Net Share Settled” in relation to any Warrant means that Net Share Settlement is applicable to such Warrant.

Net Share Amount:	In respect of any Exercise Date, subject to the last sentence of Section 9.5 of the Equity Definitions, the product of (i) the number of Warrants exercised or deemed exercised on such Exercise Date, (ii) the Warrant Entitlement and (iii) (A) the excess of the Settlement Price on the Valuation Date occurring on such Exercise Date over the Strike Price divided by (B) such Settlement Price.

Settlement Date:	The Settlement Date, determined as if Physical Settlement applied.
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Adjustments:

In respect of any Component:

Dividend Adjustment:	If at any time during the period from but excluding the Trade Date, to and including an Expiration Date an ex-dividend date for a cash dividend occurs with respect to the Shares, and that dividend, combined with any previous cash dividend for which the ex-dividend date occurs within the same regular quarterly dividend period of Party B, is more than the Regular Dividend on a per share basis, then the Calculation Agent will adjust the Strike Price, the Number of Warrants, the Warrant Entitlement, the Number of Shares or any other variable relevant to the exercise, settlement, payment or other terms of such Component to reflect the impact of such excess dividend on the theoretical value of such Component. “Regular Dividend” shall mean USD 0.00 per Share per quarter.

Share Adjustment:

Method of Adjustment:	Calculation Agent Adjustment; provided that the Equity Definitions shall be amended by replacing the words “diluting or concentrative” in Sections 11.2(a), 11.2(c) (in two instances) and 11.2(e)(vii) with the word “material” and by adding the words “or the Transactions” after the words “theoretical value of the relevant Shares” in Sections 11.2(a), 11.2(c) and 11.2(e)(vii); provided that (A) adjustments may be made to account for changes in volatility and liquidity relative to the relevant Shares or the Transaction, (B) no adjustments will be made to account for changes in expected dividends or stock loan rate and (C) in the event an adjustment is made or proposed to be made to the Number of Warrants or the Warrant Entitlement, Party B may, at its option, elect to pay cash, as determined by the Calculation Agent in its good faith discretion by commercially reasonable means, on the Potential Adjustment Date in lieu of such adjustment, with notice of such election to be given to Party A at least five Scheduled Trading Days prior to such Potential Adjustment Date.

Extraordinary Events:

Tender Offer Date; Announcement Date:	The definitions of “Tender Offer Date” and “Announcement Date” in Section 12.1 of the Equity Definitions will be amended by replacing the words “voting shares” in the first and fifth line thereof, respectively, with the word “Shares”.

Consequences of Merger Events:

Share-for-Share:	Modified Calculation Agent Adjustment

Share-for-Other:	Cancellation and Payment (Calculation Agent Determination)

Share-for-Combined:	Component Adjustment

Tender Offer:	Applicable; provided however that if an event occurs that constitutes both a Tender Offer under Section 12.1(d) of the Equity Definitions and Additional Termination Event under clause (ii) of Additional Termination Events (as defined herein), Party A may elect, in its commercially reasonable judgment, whether the provisions of Section 12.3 of the Equity Definitions or clause (ii) of Additional Termination Events will apply.

The definition of “Tender Offer” in Section 12.1 of the Equity Definitions will be amended by (1) replacing “10%” in the third line
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thereof with “20%” and (2) replacing the phrase “outstanding voting shares of the Issuer” in the fourth line thereof with “outstanding Shares of the Issuer”.

Consequences of Tender Offers:

Share-for-Share:	Modified Calculation Agent Adjustment

Share-for-Other:	Modified Calculation Agent Adjustment

Share-for-Combined:	Modified Calculation Agent Adjustment

New Shares:	The definition of “New Shares” in Section 12.1 of the Equity Definitions shall be amended by deleting subsection (i) in its entirety and replacing it with the following: “(i) publicly quoted, traded or listed on any of the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market (or each of their respective successors) or any other market agreed to in writing by the parties.”

Composition of Combined Consideration:	Not Applicable

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination)

Delisting:	The definition of “Delisting” in Section 12.6 of the Equity Definitions shall be deleted in its entirety and replaced with the following:
“Delisting” means that the Exchange announces that pursuant to the rules of such Exchange, the Shares cease (or will, subject to no further conditions, cease) to be listed, traded or publicly quoted on the Exchange for any reason (other than a Merger Event or Tender Offer) and are not immediately re-listed, re-traded or re-quoted on the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Select Market, the NASDAQ Global Market (or each of their respective successors) or any other market agreed to in writing by the parties; if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.”

Additional Disruption Events:

Change in Law:	Applicable

Failure to Deliver:	Applicable

Insolvency Filing:	Applicable

Hedging Disruption:	Not Applicable

Increased Cost of Hedging:	Not Applicable

Loss of Stock Borrow:	Applicable

Maximum Stock Loan Rate:	200 basis points

Increased Cost of Stock Borrow:	Applicable

Initial Stock Loan Rate:	25 basis points

Amendment to Section 12.9(b)(i) of Equity Definitions:	Section 12.9(b)(i) of the Equity Definitions is hereby amended by adding the following sentence at the end: “If neither party elects to terminate the
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Transaction, the Calculation Agent may adjust the terms of the Transaction upon the occurrence of such an event pursuant to Modified Calculation Agent Adjustment (as if such event were a Tender Offer).”

Hedging Party:	Party A shall be the Hedging Party for all applicable Additional Disruption Events.

Determining Party:	Party A shall be the Determining Party for all applicable Additional Disruption Events.

Acknowledgments:

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

Additional Representations, Warranties and Agreements:	In addition to the representations, warranties and agreements set forth in the Agreement and elsewhere in this Confirmation, Party B further represents, warrants and agrees that:

(a) (i) It is not entering into the Transaction on behalf of or for the account of any other person or entity, and will not transfer or assign its rights or obligations under the Transaction or any portion of such obligations to any other person or entity except in compliance with applicable laws and the terms of the Transaction; (ii) it is authorized to enter into the Transaction and, after due inquiry, such action does not violate any laws of its jurisdiction of organization or residence or the terms of any agreement to which it is a party; (iii) it has consulted with its advisors and has reached its own conclusions about the Transaction, and any legal, regulatory, tax, accounting, economic or other consequences arising from the Transaction; and (iv) it has concluded that the Transaction is suitable in light of its own investment objectives, financial capabilities and expertise.

(b) Any Shares, when delivered in accordance with all of the terms of the Transaction, will be duly authorized and validly issued, fully paid and nonassessable, and the issuance thereof will not be subject to any preemptive or similar rights.

(c) Neither Party A nor any of its affiliates is acting as agent (other than LBI as dual agent if specified above) or advisor for Party B in connection with the Transaction.

(d) As of the Trade Date, all reports and other documents (i) required to be filed by Party B under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since November 1, 2006 have been filed and (ii) filed by Party B with the Securities and Exchange Commission pursuant to the Exchange Act since November 1, 2006, when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact necessary to make the statements therein, in the light of the circumstances in which they were made (including the date on which they were made), not misleading.

(e) As of the Trade Date, it has not entered into any obligation that would contractually limit it from effecting Cash Settlement or Net Share
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Settlement under the Transaction.

(f) As of the Trade Date, it is not in possession of any material non-public information concerning the business or operations of Party B or the Shares. “Material” information for these purposes is any information to which an investor would reasonably attach importance in reaching a decision to buy, sell or hold Shares.

(g) It shall not take any action to decrease the number of Available Shares below the Capped Number (each as defined below).

(h) It is not entering into the Transaction nor is it making an election hereunder to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares), to raise, depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or to facilitate a distribution of Shares (or any security convertible into or exchangeable for Shares) within the meaning of Regulation M, or otherwise in violation of the Exchange Act, including Regulation M thereunder (it being understood that Party B makes no representation pursuant to this clause with respect to any action or inaction of Party A, LBI or any of their respective affiliates or any other person other than Party B).

(i) It is not as of the Trade Date, and, after giving effect to the transactions contemplated hereby will not be, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(j) (A) During the period starting on the first Expiration Date and ending on the last Expiration Date (the “Settlement Period”), the Shares or securities that are convertible into, or exchangeable or exercisable for Shares, are not, and shall not be, subject to a “restricted period,” as such term is defined in Regulation M under the Exchange Act (“Regulation M”) and (B) Party B shall not engage in any “distribution,” as such term is defined in Regulation M, other than a distribution meeting the requirements of the exceptions set forth in sections 101(b)(10) and 102(b)(7) of Regulation M, until the second Exchange Business Day immediately following the Settlement Period (it being understood that Party B makes no representation pursuant to this clause with respect to any action or inaction of Party A, LBI or any of their respective affiliates or any other person other than Party B).

(k) During the Settlement Period, neither Party B nor any “affiliate” or “affiliated purchaser” (each as defined in Rule 10b-18 of the Exchange Act) shall directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares, except through Party A or its affiliates.

Each party agrees with and represents to the other that it is an “eligible contract participant” as the term is defined in Section 1a(12) of the U.S. Commodity Exchange Act, as amended.

Each party acknowledges to the other that the offer and sale of the
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Transaction to it is intended to be exempt from registration under the Securities Act by virtue of Section 4(2) thereof.

Prior to the Effective Date, (x) Party B shall deliver to Party A an executed U.S. Internal Revenue Service Form W-9 (or successor thereto) (the “Party B Tax Form”) that eliminates U.S. federal backup withholding tax on payments to Party B and (y) Party A shall deliver to Party B an executed U.S. Internal Revenue Services Form W-8BEN, W-8ECI or W-9 (as appropriate) (or successor thereto) (the “Party A Tax Form”) that eliminates U.S. federal backup withholding tax on payments to Party A. Party B shall deliver a new Party B Tax Form to Party A promptly upon learning that any such form previously provided by Party B to Party A has become obsolete or incorrect. Party A shall deliver a new Party A Tax Form to Party B promptly upon learning that any such form previously provided by Party A to Party B has become obsolete or incorrect.

Other Provisions:

Calculation Agent:	LBI; provided that whenever any act or the exercise of any judgment by the Calculation Agent requires the Calculation Agent to make any calculations, the Calculation Agent will provide Party B with reasonable detail concerning its calculations (including any assumptions used in making such calculations).

Notices:	(a) Address for notices or communications to Party A:

Lehman Brothers Inc., acting as Agent
Lehman Brothers OTC Derivatives Inc., acting as Principal
Andrew Yare — Transaction Management Group
Facsimile: 646-885-9546 (United States of America)
Telephone: 212-526-9986
E-mail: To be provided by Party A

(b) Address for notices or communications to Party B:

VeriFone Holdings, Inc.
2099 Gateway Place, Suite 600
San Jose, CA 95110
Attn: Barry Zwarenstein, Chief Financial Officer
Tel: (408) 232-7888
Fax: (408) 232-7889
Email: Barry_Zwarenstein@VERIFONE.com

Account Details:	(a) Account for payments to Party A:

To be provided by Party A

Party A account for deliveries of Shares: To be provided by Party A

(b) Account for payments to Party B:

To be provided by Party B.

Alternative Calculations and Payment on Early Termination and on Certain	If, in respect of the Transaction, an amount is payable by Party B to Party A, (i) pursuant to Sections 12.2, 12.3, 12.6, 12.7 or 12.9 of the Equity
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Extraordinary Events:	Definitions (except in the event of a Nationalization, Insolvency, Tender Offer or a Merger Event, in each case, in which the consideration to be paid to holders of Shares consists solely of cash) or (ii) pursuant to Section 6(d)(ii) of the Agreement (except in the event of an Event of Default in which Party B is the Defaulting Party or a Termination Event in which Party B is the Affected Party, in each case, that resulted from an event or events within Party B’s control) (a “Payment Obligation”), Party B shall have the right, in its sole discretion, to satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) by giving irrevocable telephonic notice to Party A (confirmed in writing within three Currency Business Days) no later than 5:00 p.m. New York City time on the Merger Date, Tender Offer Date, Announcement Date, Early Termination Date or date of cancellation or termination for an Additional Disruption Event, as applicable (“Notice of Share Termination”); provided that if Party B does not validly elect to satisfy its Payment Obligation by the Share Termination Alternative, Party A shall have the right to require Party B to satisfy its Payment Obligation by the Share Termination Alternative. Upon Notice of Share Termination the following provisions shall apply:

Share Termination Alternative:	Applicable and means that Party B shall deliver to Party A the Share Termination Delivery Property on the date when the Payment Obligation would otherwise be due pursuant to Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) and 6(e) of the Agreement, as applicable, or such later date as the Calculation Agent may reasonably determine (the “Share Termination Payment Date”), to properly effect such settlement in satisfaction of the Payment Obligation.

Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value to Party A of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by Party A in its good faith discretion by commercially reasonable means.

Share Termination Delivery Unit:	In the case of a Termination Event, Event of Default, Delisting or Additional Disruption Event, one Share or, in the case of Nationalization, Insolvency, Merger Event or Tender Offer, a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Nationalization, Insolvency, Merger Event or Tender Offer, as determined by the Calculation Agent in its good faith discretion by commercially reasonable means. If a Share Termination Delivery Unit consists of property other than cash or New Shares and if Party B provides irrevocable written notice to the Calculation Agent on or prior to the Merger Date that it elects to deliver cash, New Shares or a combination thereof (in such proportion as Party B designates) in lieu of such other property, the Calculation Agent will replace such property with cash, New Shares or a combination thereof as components of a
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Share Termination Delivery Unit in such amounts, as determined by the Calculation Agent in its good faith discretion by commercially reasonable means, as shall have a value equal to the value of the property so replaced. If such Nationalization, Insolvency, Merger Event or Tender Offer involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Other Applicable Provisions:	If the Transaction is to be Share Termination Settled, the provisions of Sections 9.8, 9.9, 9.10, 9.11 and 9.12 (each as modified above) of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-settled” shall be read as references to “Share Termination Settled” and all references to “Shares” shall be read as references to “Share Termination Delivery Units”. “Share Termination Settled” in relation to the Transaction means that the Share Termination Alternative set forth above is applicable to the Transaction.

Additional Termination Events:	(i) If at any time Party A reasonably determines in its good faith based on advice of counsel that it is advisable to terminate a portion of the Transaction so that Party A’s related hedging activities will comply with applicable securities laws, rules or regulations, an Additional Termination Event shall occur with respect to which (1) Party B shall be the sole Affected Party and (2) the Transaction shall be the sole Affected Transaction.

(ii) If any transaction (other than a Merger Event) is consummated the result of which is that any “person” becomes the “beneficial owner” (as these terms are defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of Party B’s outstanding capital stock that is at the time entitled to vote by the holder thereof in the election of Party B board of directors (or comparable body), Party A shall have the right to designate such event an Additional Termination Event and designate an Early Termination Date pursuant to Section 6(b) of the Agreement, and (1) Party B shall be the sole Affected Party, (2) the Transaction shall be the sole Affected Transaction and (3) notwithstanding anything to the contrary in this Confirmation, Cancellation and Payment (Calculation Agent Determination) shall apply as the payment measure in lieu of Loss for the purposes of Section 6(e) of the Agreement.

Payments on Early Termination:	Party A and Party B agree that for the Transaction, for the purposes of Section 6(e) of the Agreement, Loss and the Second Method will apply. Any determination of an amount payable pursuant to Section 6 of the Agreement or Article 12 of the Equity Definitions shall assume that the Capped Number (as defined below) shall have been increased to the aggregate Number of Shares for all Components as contemplated by “Maximum Share Delivery” below. Automatic Early Termination will not apply to either party.

For the avoidance of doubt and notwithstanding any provision of the Agreement or the Definitions to the contrary:

(i) Party A shall in no event be obligated to (a) terminate or cancel the Transaction at any time or (b) make any payment or delivery to Party B (1) pursuant to Sections 12.7 or 12.9 of the Equity Definitions or (2) pursuant to Section 6(d)(ii) of the Agreement, except as a result of a breach by Party A of the Agreement or this Confirmation; and
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(ii) a party having the right to designate an Early Termination Date or other date of termination or cancellation of the Transaction may choose as such date any date on or after the first date that may be chosen as such date under the Agreement or the Definitions.

Status of Claims in Bankruptcy:	Party A acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transaction that are senior to the claims of common stockholders in any U.S. bankruptcy proceedings of Party B; provided that nothing herein shall limit or shall be deemed to limit Party A’s right to pursue remedies in the event of a breach by Party B of its obligations and agreements with respect to the Transaction; and provided further that nothing herein shall limit or shall be deemed to limit Party A’s rights in respect of any transactions other than the Transaction. For the avoidance of doubt, the parties acknowledge that this Confirmation is not secured by any collateral that would otherwise secure the obligations of Party B herein under or pursuant to any other agreement.

Set-off and Netting:	Notwithstanding any provision of the Agreement (including without limitation Section 6(f) thereof) and this Confirmation (including without limitation this section or any other agreement between the parties to the contrary), (A) Party B shall not net or set-off its obligations under the Transaction, if any, against its rights against Party A under any other transaction or instrument and (B) Party A shall not net or set-off its obligations under the Transaction, if any, against its rights against Party B under any other transaction or instrument.

Bankruptcy Code Acknowledgments:	The parties agree and acknowledge that (i) this Confirmation is of a type set forth in Section 561(a)(1)-(5) of the U.S. Bankruptcy Code (the “Bankruptcy Code”); (ii) Party A is a “master netting agreement participant,” a “financial institution,” a “financial participant,” a “forward contract merchant” and a “swap participant” as defined in the Bankruptcy Code; (iii) the remedies provided herein are the remedies referred to in Section 561(a), Sections 362(b)(6), (7), (17) and (27), and Section 362(o) of the Bankruptcy Code; (iv) all transfers of cash, securities or other property under or in connection with this Confirmation are “transfers” made “by or to (or for the benefit of)” a “master netting agreement participant,” a “financial institution,” a “financial participant,” a “forward contract merchant” or a “swap participant” (each as defined in the Bankruptcy Code) within the meaning of Sections 546(e), (f), (g) or (j) of the Bankruptcy Code; and (v) all obligations under or in connection with this Confirmation represent obligations in respect of “termination values,” “payment amounts” or “other transfer obligations” within the meaning of Sections 362, 560 and 561 of the Bankruptcy Code.

Limit on Beneficial Ownership:	Notwithstanding any other provisions hereof, Party A may not exercise any Warrant hereunder, Automatic Exercise shall not apply with respect thereto, and any delivery pursuant to “Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events” above shall not be made to the extent (but
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only to the extent) that, after such receipt of any Shares upon the exercise of such Warrant or otherwise hereunder, Lehman Brothers Holdings Inc. (“Holdings”) would directly or indirectly beneficially own (as such term is defined for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended) in excess of 8.0% of the outstanding Shares. Any purported delivery hereunder shall be void and have no effect to the extent (but only to the extent) that such delivery would result in Holdings directly or indirectly so beneficially owning in excess of 8.0% of the outstanding Shares. If any delivery owed to Party A hereunder is not made, in whole or in part, as a result of this provision, Party B’s obligation to make such delivery and Party A’s right to exercise a Warrant shall not be extinguished and Party B shall make such delivery as promptly as practicable after, but in no event later than one Clearance System Business Day after, Party A gives notice to Party B that such exercise or delivery would not result in Holdings directly or indirectly so beneficially owning in excess of 8.0% of the outstanding Shares; provided however that, if such notice is delivered by Party A after 12:00 PM New York City time on an Exchange Business Day, Party B shall make such delivery no later than two Clearance System Business Days after Party A gives such notice to Party B.

Status of New Delivered Securities:	If, in the reasonable judgment of Party A based on advice of counsel, for any reason, any Shares or Share Termination Delivery Units, as the case may be (either, “Delivered Securities”), deliverable to Party A hereunder would not be immediately freely transferable by Party A under Rule 144 under the Securities Act, then Party A may elect to either (x) accept delivery of such Delivered Securities notwithstanding any restriction on transfer or (y) have the provisions set forth below apply:

At the election of Party B, which election shall be in writing and shall be delivered to Party A no later than the date five Scheduled Trading Days prior to the date such Delivered Securities are required to be delivered (if Party B makes no election by such date, Party B shall be deemed to have made the election described in clause (ii) below), either:

(i) All Delivered Securities, delivered by Party B to Party A shall be, at the time of such delivery, covered by an effective registration statement of the Issuer for immediate resale by Party A (such registration statement and the corresponding prospectus (the “Prospectus”) (including, without limitation, any sections describing the plan of distribution) in form and content commercially reasonably satisfactory to Party A); or

(ii) Party B shall deliver Delivered Securities that are not so registered.

If Party B makes the election described in clause (i) above:

(a) Party A (or an Affiliate of Party A designated by Party A) shall be afforded a reasonable opportunity to conduct a due diligence investigation with respect to the Issuer that is customary in scope for underwritten offerings of equity securities and that yields results that are commercially reasonably satisfactory to Party A or such Affiliate, as the case may be, in its discretion, and if requested by the Issuer, subject to execution by such recipients of customary confidentiality agreements reasonably acceptable to the Issuer; and

(b) Party A (or an Affiliate of Party A designated by Party A) and the Issuer shall enter into an agreement (a “Registration Agreement”) on commercially reasonable terms in connection with the public resale of such Delivered Securities by Party A or such Affiliate substantially similar to underwriting agreements customary for underwritten offerings of equity securities, in form and substance commercially reasonably satisfactory to Party A or such Affiliate and the Issuer (provided that for the avoidance of doubt, neither Party A nor any of its Affiliates nor any other person shall be entitled to any fees for such underwritten offering
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including, without limitation, any underwriting discounts or commissions from the Issuer or any of its subsidiaries), which Registration Agreement shall include, without limitation, provisions substantially similar to those contained in such underwriting agreements relating to the indemnification of, and contribution in connection with the liability of, Party A and its Affiliates, and the Issuer shall provide for the payment of all registration costs, filing fees and its own accounting and legal fees and expenses and, provide for the reimbursement of all reasonable out-of-pocket expenses of Party A in connection with such resale, including all reasonable fees and expenses of counsel for Party A (such out-of-pocket expenses for Party A subject to a cap of USD 100,000 in the aggregate (including any amounts previously paid pursuant to this section); provided that Party B shall not be obligated to pay any of such out-of-pocket expenses until it receives reasonably detailed invoices documenting such out-of-pocket expenses including evidence that such out-of-pocket expenses have been incurred and paid)), and shall provide for the delivery of accountants’ “comfort letters” to Party A or such Affiliate with respect to the financial statements and certain financial information contained in or incorporated by reference into the Prospectus.

If Party B makes the election described in clause (ii) above:

(a) All Delivered Securities shall be delivered to Party A (or any Affiliate of Party A designated by Party A) pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof;

(b) Party A (or an Affiliate of Party A designated by Party A) and any potential institutional purchaser of any such Delivered Securities from Party A or such Affiliate identified by Party A shall be afforded a commercially reasonable opportunity to conduct a due diligence investigation in compliance with applicable law with respect to the Issuer customary in scope for private placements of equity securities (including, without limitation, the right to have made available to them for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by them), and if requested by the Issuer, subject to execution by such recipients of customary confidentiality agreements reasonably acceptable to the Issuer;

(c) Party A (or an Affiliate of Party A designated by Party A) and the Issuer shall enter into an agreement (a “Private Placement Agreement”) on commercially reasonable terms in connection with the private placement of such Delivered Securities by the Issuer to Party A or such Affiliate and the private resale of such shares by Party A or such Affiliate, substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance commercially reasonably satisfactory to Party A and the Issuer (provided that, for the avoidance of doubt, neither Party A nor any of its Affiliates nor any other person shall be entitled to any fees under such private placement including, without limitation, any discounts or commissions from the Issuer or any of its subsidiaries), which Private Placement Agreement shall include, without limitation, provisions substantially similar to those contained in such private placement purchase agreements relating to the indemnification of, and contribution in connection with the liability of, Party A and its Affiliates, and the
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Issuer shall provide for the reimbursement by the Issuer of all reasonable out-of-pocket expenses of Party A in connection with such resale, including all reasonable fees and expenses of counsel for Party A (such out-of-pocket expenses for Party A subject to a cap of USD 100,000 in the aggregate (including any amounts previously paid pursuant to this section); provided that Party B shall not be obligated to pay any of such out-of-pocket expenses until it receives reasonably detailed invoices documenting such out-of-pocket expenses including evidence that such out-of-pocket expenses have been incurred and paid)) and, shall contain representations, warranties and agreements of the Issuer reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resales;

(d) Party B agrees that any Delivered Securities so delivered to Party A or its Affiliates, unless otherwise prohibited by law, may be transferred by and among Party A and its Affiliates, and the Issuer shall effect such transfer without any further action by Party A; and

(e) Party B shall be required to deliver an additional number of Delivered Securities so that the aggregate value of the Delivered Securities, as determined by the Calculation Agent to reflect an appropriate and commercially reasonable liquidity discount, equals the value of the number of Delivered Securities that would otherwise be deliverable if such Delivered Securities were freely tradable upon receipt by Party A (the “Settlement Value”).

(For the avoidance of doubt, as used in this section only, the term “Issuer” shall mean the issuer of the relevant securities, as the context shall require.)

Make-Whole Shares:	If Party B makes the election described in clause (ii) under “Status of New Delivered Securities” above, then in either case Party A or its affiliate may sell such Shares or Share Termination Delivery Units, as the case may be, during a period (the “Resale Period”) commencing on the Exchange Business Day following delivery of such Shares or Share Termination Delivery Units, as the case may be, and ending on the Exchange Business Day on which Party A completes the sale of all such Shares or Share Termination Delivery Units, as the case may be, or a sufficient number of Shares or Share Termination Delivery Units, as the case may be, so that the realized net proceeds of such sales exceed the amount of the Settlement Value. If any of such delivered Shares or Share Termination Delivery Units remain after such realized net proceeds exceed the Settlement Value, Party A shall return such remaining Shares or Share Termination Delivery Units to Party B. If the Settlement Value exceeds the realized net proceeds from such resale, Party B shall transfer to Party A by the open of the regular trading session on the Exchange on the Exchange Trading Day immediately following the last day of the Resale Period the amount of such excess (the “Additional Amount”) in cash or in a number of additional Shares or Share Termination Delivery Units, as the case may be (“Make-whole Shares”), in an amount that, based on the fair market value of such Make-whole Shares, as determined by the Calculation Agent, on the last day of the Resale Period, has a dollar value equal to the Additional Amount. The Resale Period shall continue to enable the sale of the Make-whole Shares in the
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manner contemplated by this section. This provision shall be applied successively until the Additional Amount is equal to zero, subject to “Maximum Share Delivery” below.

Extension of Settlement:	Party A may divide any Component into additional Components and designate the Expiration Date and the Number of Warrants for each such Component if Party A determines, in its good faith reasonable discretion, that such further division is reasonably necessary or advisable to preserve Party A’s hedging activities in light of market or existing liquidity conditions in the cash market or stock loan market or to enable Party A to effect purchases of Shares in connection with its hedging activity hereunder in a manner that would, if Party A were Party B or an affiliated purchaser of Party B, be in compliance with applicable legal and regulatory requirements.

Maximum Share Delivery:	Notwithstanding any provision of this Confirmation to the contrary, the maximum number of Shares that may be delivered by Party B hereunder will be limited to 500,000 Shares (as such number may be adjusted from time to time) (the “Capped Number”). Party B represents and warrants (which representation and warranty shall be deemed to be repeated on each day that the Transaction is outstanding) that the Capped Number is equal to or less than the number of authorized but unissued Shares of Party B that are not reserved for future issuance in connection with transactions in the Shares (other than the Transaction) on the date of the determination of the Capped Number (such Shares, the “Available Shares”). For the avoidance of doubt, the parties agree that (i) any Shares reserved pursuant to equity options plans, employee benefit plans and convertible notes, and (ii) any restricted Shares held by employees that are subject to repurchase on or before October 31, 2007 shall not be considered Available Shares. If at any time the number of Available Shares less 200,000 Shares (such difference, the “Lesser Available Shares”) exceeds two times the Capped Number, Party B shall so notify Party A, and the Capped Number shall be automatically increased to equal 50% of the Lesser Available Shares, provided that the Capped Number shall not exceed 1.2 times the aggregate Number of Shares for all Components. Party B agrees to use its reasonable best efforts to seek approval from its shareholders at its next annual meeting of shareholders, or, if necessary, a subsequent annual meeting of shareholders, to increase the number of authorized but unissued Shares such that 50% of the Lesser Available Shares shall be equal to, and the Capped Number shall be increased to, 1.2 times the aggregate Number of Shares for all Components. If Party B does not succeed in obtaining such approval for such an increase at or prior to its second annual meeting of shareholders following the Trade Date, (i) the Number of Shares for each Component shall be automatically increased by 10% and (ii) an Additional Termination Event shall occur with respect to which the Transaction shall be the sole Affected Transaction and Party B shall be the sole Affected Party; provided however that if such approval is obtained after Party B’s second annual meeting of shareholders but before the earlier of the Expiration Date for such Component and any earlier date that Party A has designated as an Early Termination Date or other date for cancellation or termination of the Transaction, the Number of Shares for each Component will revert back to the number prior to such 10% increase under clause (i) above. For the avoidance of doubt Party A shall have no obligation to exercise its right pursuant to such Additional
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Termination Event, such right will be an ongoing right until Party B has obtained such approval from its shareholders for such an increase in the number of Available Shares and such right will automatically terminate upon Party B obtaining such approval for such an increase. In the event Party B shall not have delivered the full number of Shares otherwise deliverable as a result of this section (the resulting deficit, the “Deficit Shares”), Party B shall be continually obligated to deliver, from time to time until the full number of Deficit Shares have been delivered pursuant to this section, Shares when, and to the extent, that (i) Shares are repurchased, acquired or otherwise received by Party B or any of its subsidiaries from any persons (other than any restricted Shares held by employees that are subject to repurchase on or before October 31, 2007) (whether or not in exchange for cash, fair value or any other consideration, and including, for the avoidance of doubt, any Shares received in settlement of any option or other derivative transaction) (such Shares, “Acquired Shares”), (ii) authorized and unissued Shares reserved for issuance in respect of other transactions prior to the Trade Date which prior to the relevant date become no longer so reserved or (iii) Party B additionally authorizes any unissued Shares that are not reserved for other transactions. Party B shall promptly notify Party A of the occurrence of any of the foregoing events (including the number of Shares subject to clause (i), (ii) or (iii) and the corresponding number of Shares to be delivered) and promptly deliver such Shares thereafter. Unless and until the Capped Number has been increased to 1.2 times the aggregate Number of Shares for all Components, Party B shall not retire any Acquired Shares or issue or deliver or agree to issue or deliver any Acquired Shares to any person other than Party B. For the avoidance of doubt, under no circumstances shall Party B be required to pay cash to Party A in respect of any Deficit Shares.

Transfer:	Notwithstanding Section 7 of the Agreement, Party A may assign its rights and obligations under the Transaction and under the Agreement, in whole and not in part, at any time to any person or entity whatsoever without the consent of Party B. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Party A to purchase, sell, receive or deliver any Shares or other securities to or from Party B, Party A may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Party A’s obligations in respect of this Transaction and any such designee may assume such obligations. Party A shall be discharged of its obligations to Party B to the extent of any such performance.

Regulatory Provisions:	(a) Party B represents and warrants that it has received and read and understands the Notice of Regulatory Treatment and the OTC Option Risk Disclosure Statement. (b) The Agent will furnish Party B upon written request a statement as to the source and amount of any remuneration received or to be received by the Agent in connection with the Transaction evidenced hereby.

Tax:	Notwithstanding any other provision in this Confirmation, Party A hereby confirms that no participant in this transaction shall be limited from disclosing the U.S. tax treatment or U.S. tax structure of the transaction.

Collateral:	None.
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Amendment of 6(d)(ii).	Section 6(d)(ii) of the Agreement is modified by deleting the words “on the day” in the second line thereof and substituting therefor “on the day that is three Local Business Days after the day”.

Governing Law:	The laws of the State of New York (without reference to choice of law doctrine).

Termination Currency:	USD.

Office:	For the purposes of the Transaction, Party A is not a Multibranch Party, and Party B is not a Multibranch Party.

Waiver of Jury Trial:	Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to the Transaction. Each party (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into the Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.

Effectiveness:	If, prior to the Premium Payment Date, Party A reasonably determines in its good faith discretion that it is advisable to cancel the Transaction because of concerns that Party A’s related hedging activities could be viewed as not complying with applicable securities laws, rules or regulations, the Transaction shall be cancelled and shall not become effective, and neither party shall have any obligation to the other party in respect of the Transaction.

Opinion:	Party B shall deliver to Party A a written opinion or written opinions of counsel, reasonably acceptable to Party A in form and substance, on or before the Effective Date, to the effect that: (a) Party B has been duly incorporated, validly exists as a corporation and is in good standing in the jurisdiction of its incorporation; (b) the execution, delivery and performance of this Confirmation is within the powers of Party B, and has been duly authorized by all necessary corporate or other action; (c) this Confirmation has been duly executed and delivered by Party B; (d) the execution, delivery and performance of this Confirmation by Party B does not contravene or constitute a default under any provision of the articles of incorporation or bylaws or other constitutive documents, if any, of Party B; (e) this Confirmation constitutes a valid and binding agreement of Party B, enforceable against Party B in accordance with its terms; and (f) Party B is not, and, after giving effect to the transactions contemplated hereby will not be on the date of the opinion, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.
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THE SECURITIES REPRESENTED BY THIS CONFIRMATION HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933 OR ANY OTHER UNITED STATES FEDERAL OR STATE SECURITIES LAWS; SUCH SECURITIES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF APPROPRIATE REGISTRATION UNDER SUCH SECURITIES LAWS OR EXCEPT IN A TRANSACTION EXEMPT FROM OR NOT SUBJECT TO THE REGISTRATION REQUIREMENTS OF SUCH SECURITIES LAWS.
Please confirm your agreement with the foregoing by executing this Confirmation and returning such Confirmation, in its entirety, to us at facsimile number 646-885-9546 (United States of America), Attention: Documentation.

Yours sincerely,		Accepted and agreed to:

Lehman Brothers OTC Derivatives Inc.		VeriFone Holdings, Inc.

By:	/s/ Anatoly Kozlov	By:	/s/ Barry Zwarenstein
Name: Anatoly Kozlov		Name: Barry Zwarenstein
Title: Authorized Signatory		Title: Executive Vice President and Chief Financial Officer
Execution time will be furnished upon Party B’s written request.